Exhibit 99.1

                       PARKVALE FINANCIAL CORPORATION

                          4220 William Penn Highway
                      Monroeville, Pennsylvania 15146
                                412-373-7200

                               PRESS RELEASE



FOR IMMEDIATE RELEASE                    CONTACT:
July 30, 2001                            Robert J. McCarthy, Jr.
                                         President and CEO
                                         412-373-4815

                                         Harry D. Reagan
                                         Chairman and CEO
                                         The Second National Bank of Masontown
                                         724-583-7701



                         PARKVALE FINANCIAL CORPORATION
               TO ACQUIRE THE SECOND NATIONAL BANK OF MASONTOWN


     Parkvale Financial Corporation (Nasdaq-NMS: PVSA) ("Parkvale") and The Second National Bank of Masontown ("Masontown"), announced today that they have executed a definitive agreement for Parkvale to acquire the $196 million asset Fayette County based Masontown. Upon completion of the acquisition, Parkvale will have approximately $1.6 billion in total assets and a total of 38 branches throughout the counties of Allegheny, Beaver, Butler, Fayette, Washington and Westmoreland.

     The agreement provides that the shareholders of Masontown will receive $92.00 per share in cash. The acquisition, which will be accounted for as a purchase, is expected to close in the fourth quarter of 2001 or the first quarter of 2002. The transaction has been approved by the boards of directors of both companies and is subject to approval by bank regulatory authorities and Masontown's shareholders. The acquisition is valued at approximately $36.8 million. This reflects 150% of Masontown's book value at June 30, 2001 and 15 times Masontown's last 12-month earnings.



     "This combination strengthens Parkvale by adding a well run federally chartered national bank franchise that has been a highly regarded fixture in Fayette County for more than 65 years. This is an excellent opportunity for Parkvale to enter a new, attractive and stable geographic market," commented Robert J. McCarthy, Jr., Parkvale's President and Chief Executive Officer. "The branches in Fayette County (2 Uniontown, 1 Masontown, 1 Brownsville, 1 Chalk Hill) will expand our marketplace and give us one contiguous market in southwestern Pennsylvania. In terms of shareholder value, this acquisition is expected to generate strong earnings growth and should further enhance the value of our franchise."

     The transaction is expected to be accretive to earnings per share in the first full year of operations. In addition to market expansion and earnings growth, the structure of the cash transaction will leave intact Parkvale's ability to continue repurchasing stock as an additional tool to enhancing shareholder value.

     "We are very pleased to be partnering with Parkvale Bank and very excited by the opportunities for our customers, our community and our shareholders," stated Harry D. Reagan, Chairman and Chief Executive Officer of Masontown. "Parkvale is one of the premier financial institutions in western Pennsylvania. Much like ourselves, Parkvale shares the belief that our customers are our top priority. Our commitments to teamwork and quality will help ensure a seamless transition for all customers. In terms of shareholder value, Parkvale's offer was unequaled."

     Mr. Reagan also announced that, following the acquisition, one director of Masontown will join Parkvale's Board of Directors. The agreement also provides that the non-employee directors of Masontown and officers Messrs. Reagan and Hall will be advisory directors.

     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 33 branch offices, $1.4 billion in assets, $1.2 billion in deposits and $95 million in shareholders' equity as of June 30, 2001.

     The Second National Bank of Masontown, with 5 branch offices, had $196 million in assets, $156 million in deposits and $24 million in shareholders' equity as of June 30, 2001.



FORWARD LOOKING STATEMENTS

     When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," "continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Parkvale wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect Parkvale's financial performance and could cause Parkvale's actual results for future periods to differ materially from those anticipated or projected.

     Parkvale does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     Masontown will be providing a proxy statement to its shareholders. WE URGE INVESTORS TO READ THIS DOCUMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. MASONTOWN INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE ACQUISITION.